SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 23, 2006
UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21044	33-0204817
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)	(Commission File No.)	Identification No.)
6101 Gateway Drive
Cypress, California 90630
(Address of principal executive offices, with Zip Code)
(714) 820-1000
(Registrant’s telephone number, including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment

Item 1.01 Entry into a Material Definitive Agreement
The disclosure required by this Item 1.01 is set forth under Item 5.02 below and is incorporated herein by reference thereto.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment
On October 23, 2006, the Board of Directors of Universal Electronics Inc. elected two new members, Edward K. Zinser and Satjiv S. Chahil. Each will serve as a Class II Director, effective October 23, 2006, and will stand for reelection at the 2007 Annual Meeting of Stockholders. Mr. Zinser will serve on the Board’s Audit Committee; and Mr. Chahil will serve on the Board’s Compensation Committee and its Corporate Governance and Nominating Committee.
Messrs. Zinser and Chahil will each be paid in accordance with the Company’s 2004 Directors Compensation Plan which was approved by the Company’s stockholders in June 2004. As such and to the extent applicable, Messrs. Zinser and Chahil will each receive an annual cash retainer equal to $25,000, a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally, July through June each year), a fee of $1,000 for each committee meeting attended, a fee of $10,000 for each committee chaired, and an award of 5,000 shares of Company Common Stock; the stock awards vest ratably each quarter. For their first partial year in office (October 23, 2006 until June 30, 2007), these amounts will be prorated for the actual number of days that they have been directors.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.
Date: October 27, 2006	By:	/s/ Bryan Hackworth
Bryan Hackworth
Vice President and Chief Financial Officer